Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:

                                 July 25, 2002
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                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                          1-12494                     62-1545718
----------------------       --------------------      ------------------------
(State or other                 (Commission                  (IRS Employer
jurisdiction of                  File Number)            Identification Number)
incorporation)


              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                                 (423) 855-0001

                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call - Second Quarter 2002
                         July 25, 2002 @ 10:00 a.m. EDT




Thank you and good morning. We appreciate your participation in today's call to discuss our results for the second quarter of 2002. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the preliminary balance sheet, comprehensive debt schedule, development schedule and renewal leasing information will be filed today as a Form 8-K and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you, Kelly.

INCOME STATEMENT REVIEW
-----------------------
Notwithstanding the current turmoil in the equity markets, we remain focused on what we do best - taking advantage of great opportunities in retail real estate that generate long-term growth. On July 1, 1978 we started the real estate development business that has become CBL today. Charles and I are as enthused and committed about the business today as we were twenty-four years ago. Even though Stephen Lebovitz was just learning to drive at that time, he is just as committed to the growth of our business as we are, along with our entire senior management team.

The second quarter proved to be a very successful and active quarter for the company. Let me briefly review the second quarter's significant highlights:

     1. FFO increased 13.8% to $1.07 per share. $3.3 million of the FFO increase was a result of lease termination fees received, compared to $600,000 received in the second quarter one year ago. FFO growth was 7.5% absent the lease termination fees. Approximately 80% of the $3.3 million was received from General Cinema's guarantor. Historically, lease termination fees have represented less than 1% of total revenues. This quarter's FFO growth was due in part to interest savings as well as maintaining our occupancy levels.

     2. In May we acquired two regional malls: Richland Mall, a 725,000 square foot mall, with five anchor stores, located in Waco, Texas; and the 607,000 square foot Panama City Mall, anchored by four department stores, which is located in Panama City, Florida. The combined initial unleveraged return on the $91.5 million invested in these two properties is approximately 10.4%.

     3. During the quarter we commenced construction on two community centers, Waterford Commons located in Waterford, CT and Cobblestone Village in St. Augustine, FL. Subsequent to the end of the quarter, we announced the start of The Mall of South Carolina in Myrtle Beach, SC, which will ultimately total 1.5 million square feet when fully built out. Last week, we announced the start of The Shoppes at Hamilton Place, an associated center in Chattanooga, TN adjacent to our flagship mall, Hamilton Place. Including these new development projects, we currently have a total of 3.1 million square feet under construction. A schedule with total development costs, development costs incurred to date, as well as the initial yield will be filed with our Form 8-K.

     4. Our cost recovery ratio was 92.4% for this quarter compared to 99% for the same period a year ago. From a historic high in 2000, the cost recovery ratio trended down as a result of bankruptcies, store closings and new lease negotiations with certain tenants. Historically, our cost recovery ratio has been near the current 93% range and we anticipate that our cost recovery ratio will trend near this level for the remainder of 2002.

As we stated in our news release, same-center NOI growth for the quarter increased 5.5% for the total portfolio, driven by lease termination fees recognized during the quarter. Excluding lease termination fees the same-store NOI growth was 2.1%. Now let us give you the breakdown by property type. The same-store mall NOI increased 6.1% with lease termination fees, and 2.0% without. NOI for the associated centers increased by 27.3% with lease termination fees and 27.3% without. Associated centers same-store NOI increased significantly due to releasing of space vacated last year due to bankruptcies. Same-store community center NOI experienced a decrease of 3.7% for the quarter including lease termination fees and the same decrease of 3.7% without. The vacancies resulting from the bankruptcy of both Home Place at Kingston Overlook in Knoxville, TN and Quality Stores at Sattler Square in Big Rapids, MI kept community centers results from being positive. We are presently negotiatiing leases for these stores.

Our FFO calculation excludes outparcel sales. For the quarter, outparcel sales would have increased FFO by $0.03 per share to $1.10. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 51.9%. Including outparcel sales, the payout ratio was 49.6%.

CAPITAL STRUCTURE
-----------------
As mentioned in the earnings release yesterday, we completed a $100 million perpetual preferred offering and a $407 million CMBS financing during the quarter. The result of these transactions is that variable rate debt as a percentage of total debt has been decreased to 10.8%. With the completion of this refinancing we will have less than $215 million of debt maturities on three properties through 2004.

CAPITAL EXPENDITURES
--------------------
There have been a lot of questions recently as to capital expenditures. Let`s spend a few minutes on what we spend, where we spend it and how we recover it. There are three basic types of capital expenditures, excluding new developments and acquisitions. The capital expenditures that we incur for maintenance such as parking lots repairs, parking lot lighting and roofs are classified as revenue neutral. These expenditures are billed to the tenants as common area maintenance expense and the vast majority is recovered over a five to fifteen year period.

The second category we call revenue enhancing. These capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our revenue enhancing expenditures are recoverable from our tenants over a ten to fifteen year period of time. The third category of capital expenditures is tenant allowances, sometimes made to second-generation tenants. Tenant allowances are recovered in minimum rents from the tenants over the life of the lease.

Year to date we have spent $10.0 million on tenant allowances, $6.7 million on revenue neutral capital expenditures and $24.2 million on revenue enhancing capital expenditures. During the quarter, the revenue neutral expenditures were comprised of the following: $1.6 million spent on resurfacing and improved lighting of parking lots and $5.9 million for roof repairs and replacements, a small portion of this amount was included in the renovation expense. For the combined portfolio, we are projecting to spend $25 million on tenant allowances, $35 million in revenue neutral and $62 million on revenue enhancing capital expenditures in 2002.

Attached to the Form 8-K is a schedule of our revenue enhancing capital expenditures for 2002. As we renovate the properties, we do not forecast an initial return associated with the dollars invested. As we look back several years after the renovation, we can measure the renovation's impact through increased rental income, increased occupancy, improvement of tenant mix and continuation of the shopping center's retail dominance.

I will now call on Stephen, who will spend a few minutes discussing leasing, retail sales, developments and acquisitions.

Thank you John, and good morning.

LEASING & OCCUPANCY
-------------------
Despite the challenges evident in the broader equity markets, we are encouraged by both our recent accomplishments and the enthusiasm shown by our retail partners. We recently held our annual `Connections' event in late June. This year's event drew a record attendance of more than 150 retailer representatives who were upbeat about their expansion plans at our properties and the prospects for new retail concepts.

In the second quarter we increased our total mall portfolio's occupancy to 89.4%, representing a 50 basis points improvement over occupancy one year ago. We have been able to maintain and increase occupancy levels at our mall properties in a difficult economic environment. Seasonality impacts occupancy levels throughout the year, as exhibited this year by the decline from 90.1% in the first quarter to 89.4% in the second quarter. Historically, the occupancy range decline has been from 30 to 110 basis points in the first to second quarter occupancy levels.

For the six months we have leased a total of 1.87 million square feet, an increase of 84% leased over the same period one year ago. Average renewal rents, as compared to prior rents increased 2.2% in the malls, 1.9% in the community centers and 8.5% in the associated centers. Associated centers leasing was strong, driven by the high occupancy levels in these centers. Our renewal leasing has been impacted somewhat by our commitment to bring in new, exciting retailers.

Our renewal leasing spreads are truly apples to apples in that we include all malls, even those under renovation and all spaces released, regardless of size or previous occupant. We also compare prior effective rent (base + percentage) to new base rent. While this is more conservative than many of our peers, we feel it is the appropriate way to disclose this information.

Our property operating expenses increased by 15% over the second quarter one year ago. This is from the additional operating expenses attributable to the two new acquisitions, conversion of Columbia Place from being reported on the equity basis and the opening of The Lakes Mall, as well as increased insurance expenses and increased leased equipment amortization costs. Some of this increase is a matter of timing such as energy charges that will be recovered over the remainder of the year.

RETAIL SALES
------------
Based upon the criteria of including only stores of 10,000 square feet and less for mall stores, same store sales year to date decreased 1.0% for those tenants reporting. Occupancy costs as a percentage of sales at our malls was 14.1% for the six months endedg June 30, 2002 compared to 13.5% for the same period one year ago. Occupancy costs as a percentage of sales has increased due to the relatively flat sales results reported by the retailers, while certain expenses such as insurance and other recoverable costs have increased. While we are not pleased with the sales results, a number of retailers have focused on improving sales margins at the expense of sales growth by reducing inventory and taking other measures. Also, our recent trend has been positive in May and June, and we are optimistic that the sales of certain specialty retailers such as Gap, American Eagle and Abercrombie will continue to improve.

During the second quarter of 2002 we lost only 60,000 square feet to bankruptcies as compared to the second quarter of 2001 in which we lost 314,000 square feet in our portfolio due to tenants filing bankruptcy and disavowing leases. We have many new retailers such as Hollister and Jos. A Banks going into our properties and we feel comfortable with current occupancy levels remaining stable.

DEVELOPMENTS
------------
We will celebrate the grand opening of Parkway Place in October with our 50/50 joint venture partner Colonial Properties. Parkway Place in Huntsville, AL is anchored by two department stores, Parisian's which opened last fall and Dillard's opening on October 16. We have an excellent lineup of tenants including Williams-Sonoma, Chico's, Jos A. Banks and Hollister. We are very excited about this new joint venture development and hope that you will join us for the grand opening celebration with us on October 16.

Including Parkway Place, we currently have 3.1 million square feet under construction, including the addition of Galyan's at Meridian Mall in Lansing, MI, which opens August 1; Parkdale Crossing, an associated center in Beaumont, TX, and two community centers, Waterford Commons, Waterford, CT and Cobblestone Village, St. Augustine, FL. As John mentioned earlier, subsequent to the end of the quarter we announced two new developments, The Mall of South Carolina at Myrtle Beach, SC, and an associated center, The Shoppes at Hamilton Place in Chattanooga, TN.

All of the projects currently under construction represent the company's total investment of approximately $231 million. As of June 30, 2002, $68.0 million has been invested. Construction loans or credit facilities are in place for the remaining construction costs. Initial unleveraged yields on these developments are expected to range from 9% to 11%, after management and development fees. A schedule detailing these projects under construction will be included with our Form 8-K filing later today.

PROPERTY REDEVELOPMENT
----------------------
We have several exciting developments occurring at our properties. At Randolph Mall in Asheboro, NC, Cinemark USA, Inc. announced a major expansion and total renovation of the existing Cinemark V Theatre into a stadium-seating complex. The new Cinemark 7 at Randolph Mall Theatre will be situated in its present location and will involve relocating some current tenants, which will allow the theatre to make its changes while remaining in its current location. The plans for the new theatre call for an opening in the Spring of 2003. Also at Randolph Mall, Dillard's is building a new department store replacing Rose's, which was closed when we acquired the property.

In addition to the new Dillard's at Randolph Mall, which will open this October, we also have four additional new department stores opening in our mall portfolio further strengthening their competitive position in their respective markets. These new department stores include: Target, which recently opened at Citadel Mall, Charleston, SC; Belk at College Square, Morristown, TN; Foley's at Parkdale Mall in Beaumont, TX and Dillard's at Asheville Mall, Asheville, NC. We also recently completed a deal with Rich's to open at Arbor Place Mall in Atlanta, GA in 2004.

DISPOSITIONS/ACQUISITIONS
-------------------------
During the second quarter we sold three properties: our previous headquarters One Park Place and two community centers, LaGrange Commons, LaGrange, NY, and Chesterfield Crossing in Richmond, VA, for a combined gain of $163,000. This gain was reflected in the income statement in gain on disposal of discontinued operations with operating income from discontinued operations of $59,000 and $464,000 for 2002 and 2001. The proceeds from these transactions were used to retire debt.

As John mentioned, we acquired two regional malls this quarter. Richland Mall and Panama City Mall, both of which are the dominant retail centers within their markets. These acquisitions were accomplished at attractive yields and have considerable upside potential in both the short and long term. We continue to look for opportunities such as these where we can enhance the value of the property through our aggressive hands-on approach to leasing, specialty leasing and management.

Now I will turn the call back over to John to conclude.

CONCLUSION
----------
Based on our second quarter results and barring any further disruptions from unforeseen economic events, we are comfortable with the current 2002 First Call consensus estimate of $4.29 for the year.

Before we open the call for Q&A I would like to share our thoughts on the following:

o During our October board meeting the directors will give full consideration to the merits of expensing the cost of employee stock options. Any action the board takes will not significantly alter the financial results of the company. The proforma expense of employee stock options has been footnoted in the 2001 annual report to be $0.03 per fully diluted share for the last three calendar years using the Black-Sholes option pricing model.

o Our balance sheet is strong and we have the flexibility to make acquisitions and pursue other growth opportunities as they arise.


o We believe that occupancy levels are important to our tenants and to us. A well-leased mall with up-to-date retailers sets the stage for profitability for our tenants as well as our shareholders. Our strong and consistent occupancy levels during tough economic environments represent stability in regional malls in general and our portfolio in particular.

o Disclosure, transparency, and consistency in financial reporting have been very important to us since the inception of our company in 1978. We will continue to provide as much information as possible to facilitate all parties reaching their own conclusions as to our performance. We as major owners of over 22% of the operating partnership are focused and committed to providing conservative and realistic financial information.

We appreciate the confidence and support. Thank you for joining us today. Stephen and I will now be happy to answer questions that you have.

Properties Under Renovation as of June 30, 2002

        Property                  Location             Est. Total Cost        Cost To Date             Completion
                                                         (in millions)         (in millions)
------------------------- --------------------------- -------------------- ---------------------- -----------------------
Columbia Place            Columbia, SC                       $10.9                 $5.3                     October 2002

Kentucky Oaks             Paducah, KY                        $0.8                   $0                     November 2002

Hickory Hollow            Nashville, TN                      $8.6                  $4.7                    November 2002

Stroud Mall               Stroudsburg, PA                    $3.0                  $0.4                     October 2002

Hanes Mall                Winston-Salem, NC                  $18.2                 $10.2                   November 2002

St. Clair Square          Fairview Heights, IL               $12.3                 $0.68                      April 2003

Parkdale Mall             Beaumont, TX                       $13.2                 $0.5                       April 2003



Renewal Leasing, Second Quarter Ending June 30, 2002


                               Prior PSF         Prior PSF           New PSF        New PSF         %A           % A
Property Type                  Base Rent     Rent & Percentage    Rent-Initial     Rent-Avg.      Initial      Average
                                                    Rent
---------------------------- -------------- --------------------- -------------- -------------- ------------ ------------

Stabilized Malls                $23.78             $24.14            $24.07         $24.67        (0.3%)        2.2%

Community Centers               $12.56             $12.64            $12.85         $12.92         1.4%         1.9%

Associated Centers              $11.07             $11.37            $12.06         $12.34         6.1%         8.5%



Total Leasing Compared to Tenants Vacating, Second Quarter ending June 30, 2002


Property Type                   Leased      Avg. Rate       Vacated      Avg. Rate

------------------------------ ------------- ------------- -------------- -------------

Malls                           467,000        $24.06        148,812        $22.04


Associated Centers               46,655        $12.46        10,295         $11.72


Community Centers                97,714        $12.96        17,485         $11.07



Development Schedule for projects under development as of July 24, 2002 and balances as of June 30, 2002



                                                                CBL's Share        Cost  to
                                                                 of Cost             date                       Inital
Property / Property Type       Location                 GLA     (in millions)       ( in millions)    Opening    Yield


Meridian Mall expansion,       Lansing, MI              82,000           $6.0               $3.5    Aug. 2002           10%
Galyan's


Westgate Mall, expansion       Spartanburg, SC          17,250            2.2                0.8   Sept. 2002           10%
Tweeter's


Springdale Mall, expansion     Mobile, AL               10,000            1.1                1.0    Oct. 2002           11%
David's Bridal


Parkdale Crossing,             Beaumont, TX             87,000           12.0                6.2    Oct. 2002            9%
Associated Center


Bonita Crossing, expansion     Meridian, MS             17,600            1.8                0.0    Oct. 2002            9%

Parkway Place*       (50/50    Huntsville, AL          631,000           65.0*              36.0    Oct. 2002           10%
JV) New Mall Development


Waterford Commons**, (75/25    Waterford, CT           354,900           33.5               10.0   Sept. 2003          9.9%
JV) Community Center


Cobblestone Village,           St. Augustine, FL       305,000           34.8                8.3  Spring 2003           10%
Community Center

The Shoppes at Hamilton        Chattanooga, TN         130,000           16.6                5.5   April 2003            9%
Place, associated center

Mall of South Carolina*        Myrtle Beach, SC      1,500,000           58.4*               0.8   March 2004            9%
(50/50 JV) New Mall
Development
                                                     ---------         ------              -----
Total                                                3,134,750         $231.4              $72.1
                                                     =========         ======              =====

*JV development

** With CBL owning at least 75%

                   CBL & Associates Properties, Inc.
                  Consolidated Summary Balance Sheets
                              Preliminary
                            (In thousands)


                                                              June 30,          December 31,
                                                                2002                2001
                                                             ------------        -----------
 ASSETS
 REAL ESTATE ASSETS:
 OPERATING REAL ESTATE ASSETS NET OF
        ACCUMULATED DEPRECIATION                              $ 3,220,916        $ 3,134,579

 DEVELOPMENTS IN PROGRESS                                          78,392             67,043
                                                             ------------        -----------
 NET INVESTMENT IN REAL ESTATE ASSETS                           3,299,308          3,201,622
 CASH, RESTRICTED CASH CASH IN ESCROW AND CASH EQUIVALENTS         34,132             10,137
 RECEIVABLES: TENANT AND OTHER                                     40,970             41,186
 MORTGAGE NOTES RECEIVABLE                                         14,306             10,634
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                          104,669             77,673
 OTHER ASSETS                                                      39,276             31,599
                                                             ------------        -----------
                                                            $   3,532,661      $   3,372,851
                                                            =============      =============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                          $   2,208,884      $   2,315,955
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                         91,554            103,707
                                                            ------------        -----------
 Total liabilities                                             2,300,438          2,419,662
                                                            ------------        -----------

 MINORITY INTERESTS                                              489,497            431,101
                                                            ------------        -----------
 SHAREHOLDERS' EQUITY:
 Total shareholders' equity                                      742,726            522,088
                                                            ------------        -----------
                                                           $   3,532,661      $   3,372,851
                                                           =============      =============


 The Balance sheet ablove is prelimary as of the date of this report. Please refer the Company's Filing on Fom 10Q when filed for a complete balance sheet As of June 30, 2002


                         CBL & Associates Properties, Inc.
                          Notes Payable And Interest Rate
                                AS OF June 30, 2002

                                                                  MATURITY         Interest        Balance
PROPERTY                                                            DATE             Rate           Fixed            Floating
------------------            ------------------              ---------------  -------------     ---------------     -------------

Albemarle, NC                 Northwoods Plaza                     Jun-12              9.750%         $1,087,997       $         -
Ashboro, NC                   Randolph Mall                        Aug-12              6.500%         15,700,000                 -
Asheville,  NC                Asheville Mall                       Sep-11              6.980%         70,709,849                 -
Beaumont, TX                  Parkdale Mall                        Jun-03              3.170%                  -        45,000,000
Brookfield, IL                Brookfield Square                    May-05              7.498%         74,354,585                 -
Burnsville, MN                Burnsville Center                    Aug-10              8.000%         72,650,404                 -
Cary , NC                     Cary Towne Ctr                       Mar-09              6.850%         89,770,746                 -
Charleston, SC                Citadel Mall                         May-07              7.390%         32,919,077                 -
Chattanooga, TN               Gunbarrel Pointe                     Jan-03              3.120%                  -        11,975,000
Chattanooga, TN               Hamilton Corner                      Aug-11             10.125%          2,804,020                 -
Chattanooga, TN               Hamilton Place                       Mar-07              7.000%         67,975,564                 -
Chattanooga, TN               Perimeter Place                      Jan-08             10.625%          1,165,719                 -
Cincinnati, OH                Eastgate Mall                        Dec-03              3.375%                  -        41,750,000
Cincinnati, OH                Eastgate Crossing                    Apr-07              6.380%         10,670,805                 -
Columbia, SC                  Columbia Mall                        Jun-03              3.230%                  -        36,168,765
Cortlandt, NY                 Cortlandt Towne Center               Aug-08              6.900%         50,445,221                 -
Dalton, GA                    Walnut Square                        Feb-08             10.125%            616,929                 -
Douglasville, GA              Arbor Place Mall                     Aug-12              6.510%         81,500,000                 -
Douglasville, GA              Cosby Station                        Sep-14              8.500%          3,715,952                 -
Douglasville, GA              The Landing At Arbor                 Aug-12              6.510%          9,200,000                 -
Fairview Heights, IL          St. Claire Square                    Apr-09              7.000%         71,074,130                 -
Hattiesburg, MS               Turtle Creek Mall                    Mar-06              7.400%         32,025,306                 -
Henderson, NC                 Henderson Square                     Apr-14              7.500%          5,874,410                 -
Highpoint, NC                 Oak Hollow Mall                      Feb-08              7.310%         47,866,360                 -
Hudson,  NY                   Greenport Towne Ctr                  Sep-14              9.000%          3,918,364                 -
Huntsville, AL                Madison Plaza                        Feb-04             10.125%            820,719                 -
Jackson, TN                   Old Hickory Mall                     Aug-12              6.510%         36,000,000                 -
Janesville WI                 Janesville Mall                      Apr-16              8.375%         15,187,586                 -
Knoxville, TN                 Cedar Bluff Xing                     Aug-07             10.625%            951,979                 -
Knoxville, TN                 Suburban Plaza                       Jan-04              7.875%          8,233,297                 -
Lansing MI Swap rate          Meridian Mall                        Aug-03              6.341%                  -        80,000,000
Lexington KY                  Fayette Mall                         Jul-11              7.000%         97,004,506                 -
Lexington KY                  Fayette Developmnt Loan              Dec-04              3.440%           -                8,550,000
Longview, NC                  Longview Xing                        Aug-10             10.250%            364,901                 -
Louisville, KY                Jefferson Mall                       Aug-12              6.510%         45,400,000                 -
Lousiville KY                 Springhurst Towne Center             Aug-18              6.650%         21,461,407                 -
Meridian, MS                  Bonita Lakes Crossing                Oct-09              6.820%          8,819,652                 -
Meridian, MS                  Bonita Lakes Mall                    Oct-09              6.820%         28,086,806                 -
Midland MI                    Midland Mall                         Jun-03              3.370%                  -        35,000,000
Morristown, TN                College Square                       Sep-13              6.750%         13,573,173                 -
N Charleston SC               Northwoods Mall                      Aug-12              6.510%         65,000,000                 -
Nashua, NH                    Willow Springs Plaza                 Aug-07              9.750%          3,780,635                 -
Nashville, TN                 Coolsprings Galleria                 Oct-10              8.290%         62,614,901                 -
Nashville, TN                 Courtyard At Hickory                 Aug-08              6.770%          4,270,933                 -
Nashville, TN                 Hickory Hollow Mall                  Aug-08              6.770%         91,739,643                 -
Nashville, TN                 Rivergate Mall                       Aug-08              6.770%         74,143,399                 -
Nashville, TN                 Village At Rivergate                 Aug-08              6.770%          3,502,165                 -
North Haven, CT               North Haven Xing                     Oct-08              9.550%          5,861,410                 -
Oakridge, TN                  Briarcliff Square                    Feb-13             10.375%          1,452,821                 -
Panama City, FL               Panama City Mall                     Aug-12              7.300%         40,708,760                 -
Plant City, FL                Collins Park Commons                 Oct-10             10.250%            653,594                 -
Portland, ME                  Bj'S Plaza                           Dec-11             10.400%          2,865,585                 -
Roanoke, VA                   Shenandoah Crossing                  Aug-10             10.250%            458,695                 -
Racine, WI                    Regency Mall                         Aug-12              6.510%         35,600,000                 -
Rockford, IL                  Cherryvale Mall                      Jul-06              7.375%         47,534,162                 -
Saginaw, MI                   Fashion Square                       Aug-12              6.510%         62,400,000                 -
Salem, VA                     Valley Commons                       Oct-10             10.250%            799,592                 -
Spartanburg, SC               Westgate Crossing                    Jul-10              8.420%          9,773,515                 -
Spartanburg, SC               Westgate Mall                        Aug-12              6.500%         56,400,000                 -
St. Petersburg, FL            34Th St Crossing                     Dec-10             10.625%          1,307,633                 -
Stroud, PA                    Stroud Mall                          Dec-10              8.420%         32,173,681                 -
Uvalde, TX                    Uvalde Plaza                         Feb-08             10.625%            563,830                 -
Waco, Tx                      Richland Mal                         May-03              4.750%                  -         9,500,000
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
Walterboro, SC                Colleton Square                      Aug-10              9.375%            815,518                 -
Wausau WI                     Wausau Center                        Dec-10              6.700%         14,083,941                 -
Winston-Salem NC              Hanes Mall                           Jul-08              7.310%        115,161,821                 -
York, PA                      York Galleria                        Dec-10              8.340%         51,467,207                 -
------------------            ------------------              ---------------  -------------     ---------------     -------------



SUBTOTAL                                                                                         1,807,082,906         267,943,764
                              Weighted average interest rate
CONSTRUCTION LOANS
Beaumont, TX                  Parkdale Crossing                    Nov-04              3.440%                  -         2,280,799
St Augstine FL                Cobblestone Vilage                   Jun-05              3.370%                  -           410,594
Lansing MI Swap rate          Meridian Mall                        Aug-03              4.833%                  -        27,165,808
------------------            ------------------              ---------------  -------------     ---------------     -------------
SUBTOTAL                                                                                                                29,857,201
                                                                                                               -

LINES OF CREDIT                                                                     5.275%                     -       104,000,000
------------------            ------------------              ---------------  -------------     ---------------     -------------
TOTAL BALANCE SHEET                                                                              1,807,082,906         401,800,965
                  Weighted average interest rate                                                      7.1445%            4.5462%

Plus CBL Share Of
   Equities
Clarksville, TN               Governors Square                     Sep-16           8.230%            15,951,231                 -
Del Rio, TX                   Plaza Del Sol                        Aug-10           9.150%             2,266,577                 -
Ft Smith AR                   Massard Crossing                     Feb-12           7.540%               598,213                 -
Houston, TX                   Willowbrook Plaza                    Feb-12           7.540%             3,060,855                 -
Huntsville, AL                Parkway Place                        Dec-03           3.350%                     -        23,655,144
Madison WI                    East Towne Mall                      Jan-07           8.010%            18,732,897                 -
Madison WI                    West Towne Mall                      Jan-07           8.010%            28,961,654                 -
Paducah, KY                   Kentucky Oaks                        Jun-07           9.000%            16,852,333                 -
Vicksburg, MS                 Pemberton Plaza                      Feb-12           7.540%               204,389                 -
------------------            ------------------              ---------------  -------------     ---------------     -------------
TOTAL                                                                                                 86,628,148        23,655,144

LESS MINORITY INTEREST
Chattanooga, TN               Hamilton Corner                                      10.125%             (280,402)                 -
Chattanooga, TN               Hamilton Place                                        7.000%           (6,797,556)                 -
Columbia, SC                  Columbia Mall                                         3.230%                     -       (7,595,441)
Uvalde, TX                    Uvalde Plaza                                         10.625%             (140,958)                 -
Highpoint, NC                 Oak Hollow Mall                                       7.310%          (11,966,590)                 -
------------------            ------------------              ---------------  -------------     ---------------     -------------
                                                                                                    (19,185,506)       (7,595,441)
------------------            ------------------              ---------------  -------------     ---------------     -------------
TOTAL OBLIGATIONS                                               2,292,386,216                      1,874,525,548       417,860,668
Weighted average
    interest rate                                                  6.7037%                         7.1945%            4.5024%


                                            Number Of Shares      Stock Price
                                                                  at 06/30/2002
EQUITY
Common Stock And Units                            54,374,075              $40.50                   2,202,150,038
-----------------------

Preferred Stock Series A                           2,675,000              $26.10                      69,817,500
Preferred Stock Series B                           2,000,000              $50.22                     100,440,000
Total Market Equity                                                                                2.372.407.538
Total Debt and Market equity                                                                       4,664,793,754
Debt to Market value                                                                                       49.1%

Total Joint Venture Debt
Clarksville, TN               Governors Square                     Sep-16           8.230%            33,581,538                 -
Del Rio, TX                   Plaza Del Sol                        Aug-10           9.150%             4,533,154                 -
Ft Smith, AR                  Massard Crossing                     Feb-12           7.540%             5,982,127                 -
Houston, TX                   Willowbrook Plaza                    Feb-12           7.540%            30,608,550                 -
Huntsville, AL                Parkway Place                        Dec-03           3.350%                     0        47,310,287
Madison WI                    East Towne Mall                      Jan-07           8.010%            28,819,842                 -
Madison WI                    West Towne Mall                      Jan-07           8.010%            44,556,390                 -
Paducah, KY                   Kentucky Oaks                        Jun-07           9.000%            33,704,665                 -
Vicksburg, MS                 Pemberton Plaza                      Feb-12           7.540%             2,043,893                 -
------------------            ------------------              ---------------  -------------     ---------------     -------------
TOTAL                                                                                                183,830,159        47,310,287
Weighted average interest rat                                                                         8.1610%            3.3500%



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



                                    SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.


                                              /c/ John N. Foy
                                ---------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                                   Chief Financial Officer and Treasurer
                                  (Authorized Officer of the Registrant,
                                      Principal Financial Officer and
                                       Principal Accounting Officer)



Date: July 25, 2002








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